EXHIBIT 99.1

EXECUTION COPY

February 1, 2005

Mr. John R. Alexander

Chairman of the Board of Directors

Alico, Inc.

640 South Main Street

La Belle, Florida 33935

Dear Mr. Alexander:

We are all of the independent members (the “Independent Directors”) of the Board of Directors (the “Board”) of Alico, Inc. (the “Company”). We are also nominees for reelection to the Board at the Company’s Annual Shareholders’ Meeting scheduled for February 11, 2005 (the “2005 Meeting”).

Each of us hereby resigns from the Board effective immediately. Each of us also declines to stand for election at the 2005 Meeting and will not serve if elected at the 2005 Meeting or otherwise appointed.

We are resigning as a result of our disagreement with your actions, individually as Chairman of the Board and in your representative capacity on behalf of Atlantic Blue Trust, Inc., the holder of 48% of the outstanding stock of the Company (“ABT”). Specifically, after you and ABT took actions we considered inconsistent with proper corporate governance, you and ABT have further declined to implement the five proposals advanced by all of us intended to establish an effective management team for the Company, to mitigate the prospect of undue influence by ABT as the principal stockholder of the Company and to provide procedural protections to the status and decision-making processes of the Independent Directors.

By way of background, in August 2004, ABT requested that the Company consider a restructuring of the Company, including the possibility of a merger with ABT and the payment of a special dividend (the “ABT Transaction”). In response to ABT’s request, the Board formed a special committee of the Board (the “Special Committee”) consisting of all of the Independent Directors to analyze these requests.

Each of us believed an ABT Transaction had the potential to provide value to the Company and all of its shareholders. Accordingly, the Special Committee engaged in a process that we believed to be critical to arrive at the conclusion which in our business judgment was in the best interests of all shareholders as to whether to move forward with any ABT Transaction. As part of this process, the Special Committee:

1.	devoted substantial time to the consideration of an ABT Transaction, including holding twelve formal meetings of the Special Committee;

2.	retained and regularly consulted with independent financial and legal advisors as well as an outside real estate advisory firm;

Mr. John R. Alexander

February 1, 2005

3.	caused the outside real estate advisory firm to undertake a strategic assessment of the uses and value of the Company’s land holdings, an assessment we thought to be essential in establishing the desirability and terms of any ABT Transaction;

4.	considered an alternative transaction proposal received from National Land Partners, LLC (“National Land”), which included meeting with you, other representatives of ABT and representatives of National Land to explore the feasibility of such an alternative transaction;

5.	conducted meetings with you and other representatives of ABT in an effort to advance our consideration of ABT’s request to evaluate an ABT Transaction; and

6.	initiated legal and financial due diligence relating to an ABT Transaction.

However, in the course of that process, the Special Committee became concerned that ABT had asked the Company to consider an ABT Transaction, in substantial part, to advance the interests of the owners of ABT and to the possible detriment of the non-ABT stockholders of the Company. In particular, we became very concerned by ABT’s insistence early in the process on the payment of a special dividend by the Company structured in a manner that would have the effect of further increasing the ABT owners’ shareholdings in the Company in connection with an ABT Transaction. In addition, we became concerned that the following events, among others, reflected a disregard by you and ABT for the principles of good corporate governance and independent professional management of the Company, which we previously believed existed:

1.	your recent efforts to circumvent the Board’s Nominating Committee procedures to nominate an ABT director to fill the vacancy on the Board created by the retirement of W. Bernard Lester;

2.	the proposal by ABT that you, John D. Alexander and Baxter Troutman (all of whom are affiliates of ABT) constitute a substantial part of the senior management team at the Company following consummation of an ABT Transaction; and

3.	your repeated insistence while the ABT Transaction was under consideration that you serve for a period of two or more years as “interim” Chief Executive Officer (“CEO”) following the retirement of W. Bernard Lester, notwithstanding our repeated declarations of objection to such an arrangement and our alternative proposal that the Board establish an interim “Operating Committee” on which we proposed you would serve with two Independent Directors while an independent search was undertaken for a permanent successor to Mr. Lester.

In an effort to mitigate these concerns and safeguard the interests of the non-ABT shareholders of the Company, we proposed at the January 31, 2005 meeting of the Board that the Board and ABT, as applicable, adopt the following agreements and procedures:

1. Standstill. During the period ending the first business day following the Company’s 2006 Annual Meeting of Shareholders (the “Term”), none of ABT, its

Mr. John R. Alexander

February 1, 2005

shareholders and their respective affiliates would acquire beneficial ownership of (except pursuant to the pending restructuring proposal), or become part of a “group” with respect to, any shares of the Company’s capital stock other than those reflected on ABT’s December 16, 2004 Schedule 13D.

2. Board Composition; Support for Board. During the Term, none of ABT, its shareholders and their respective affiliates would take any action to change the composition or size of the Board or the terms of the Nominating Committee charter or, except through ABT’s representatives on the Board, take any action to affect the policies or management of the Company, or solicit or participate in a solicitation of proxies except in accordance with the recommendation of the Board.

3. Senior Management. The Board would promptly engage an executive search firm for the purpose of undertaking an expedited search for, and recommendations as to, a CEO and certain other executive officers of the Company. We proposed that candidates could include affiliates of ABT. Through in-depth screening and interviewing of all candidates presented pursuant to this process, the Board would identify the best qualified persons and make all efforts to hire them on appropriate and customary terms.

4. Counsel and Advisors. In the event the special committee of independent directors were to be dissolved, the Independent Directors would still be authorized to retain and compensate any legal, financial or other advisors the Independent Directors deemed necessary or appropriate to assist them in the exercise of their duties as directors of the Board.

5. Procedural Matters. The Company would adopt customary advance notice By-Laws for director nominations and shareholder proposals and provisions allowing the Board to require establishment of a record date in connection with any written consent in lieu of a shareholders meeting.

Notwithstanding extensive discussions at the January 31, 2005 Board meeting, we were unable at that meeting to obtain your agreement individually and on behalf of ABT to these terms. Subsequently, you informed us through ABT’s legal counsel that, upon further consideration, you and ABT were prepared to adopt certain of these proposals but would not agree to any limitations on ABT’s ability to remove and replace directors of the Board at any time and would require that ABT be permitted to acquire additional shares of the Company’s common stock up to approximately 49.6% of the outstanding common shares. Unfortunately, your unyielding position on the ability to remove or replace directors and desire to increase ABT’s ownership of the Company continues to leave us concerned about the prospect of undue influence by ABT on the directors and the Company and calls into question the longer-term viability of the other terms you and ABT have expressed a willingness to accept today.

Against the background of our concerns that the Company was asked to consider an ABT Transaction which would, in our view, disproportionately benefit ABT’s shareholders, your actions in recent weeks including those described above and your unwillingness to accept crucial terms of our proposal to help remediate the situation, we have reluctantly concluded that we

Mr. John R. Alexander

February 1, 2005

cannot function effectively as independent directors, whether as members of the Special Committee, the Board’s other committees or as Board members generally. Accordingly, we hereby resign as directors of the Company and will not stand for election at the 2005 Meeting.

In light of the importance of our disagreement with you over Alico’s corporate governance and our desire that the non-ABT shareholders of Alico be kept fully informed, please include this letter as part of the appropriate corporate filings with both the Securities and Exchange Commission and the NASDAQ Stock Market.

Very truly yours,

The Independent Directors of the Board of Alico, Inc.

[SIGNATURE PAGES FOLLOW]

cc:	David Shobe, Esq. – Fowler White Boggs Banker P.C.
Charles H. Mulaney, Jr., Esq. – Skadden, Arps, Slate, Meagher & Flom LLP

Mr. John R. Alexander

February 1,2005

/s/ Richard C. Ackert
Richard C. Ackert

/s/ William L. Barton
William L. Barton

/s/ Larry Carter
Larry Carter

/s/ Stephen M. Mulready
Stephen M. Mulready

/s/ Thomas E. Oakley	2/1/05
Thomas E. Oakley

[Signature Page to Letter of Resignation]